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Ex12b
                                  IDACORP, Inc.
                       Consolidated Financial Information
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements

                                                                                                    Twelve Months
                                               Twelve Months Ended December 31,                         Ended
                                                  (Thousands of Dollars)                             June 30,
                                         1995         1996         1997         1998        1999        2000
Earnings, as defined:
  Income before income taxes         $ 127,342   $  135,247   $  133,570    $ 133,806   $ 137,021   $ 173,364
  Adjust for distributed income of
  equity investees                      (2,058)      (1,413)      (3,943)      (4,697)       (837)     (4,191)
  Equity in loss of equity method
    investments                              0            0            0          458         435         279
  Minority interest in losses of
    majority owned subsidiaries              0            0            0         (125)        (37)       (558)
  Fixed charges, as below               70,215       70,418       69,634       69,923      72,243      72,058

     Total earnings, as defined      $ 195,499   $  204,252   $  199,261    $ 199,365   $ 208,825   $ 240,952

Fixed charges, as defined:
  Interest charges                   $  56,456   $   57,348   $   60,761    $  60,677   $  62,975   $  62,494
  Preferred stock dividends of
  subsidiaries- gross up-IDACORP
  rate                                  12,834       12,079        7,891        8,445       8,313       8,627
  Rental interest factor                   925          991          982          801         955         937

     Total fixed charges                70,215       70,418       69,634       69,923      72,243      72,058

  Preferred dividends requirements           0            0            0            0           0           0

     Total combined fixed charges
     and preferred dividends         $  70,215   $   70,418   $   69,634    $  69,923   $  72,243   $  72,058

Ratio of earnings to combined fixed
charges and preferred dividends          2.78x        2.90x        2.86x        2.85x       2.89x       3.34x

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